EXHIBIT 99.1
Item 6.                     Selected Consolidated Financial Data

	Year Ended December 31, (in thousands except per share amounts)
	2008	2007	2006	2005	2004
Consolidated Statements of Operations Data:
License fees & royalties	$—	$—	$—	$5,241	$3,022
Development funding	—	—	—	20,988	12,105
Product sales — net	363	580	708	356	(512)
Total revenues	363	580	708	26,585	14,615
Costs of goods sold	102	90	108	52	170
Provision for excess inventory	—	—	—	—	1,350
Total cost of goods sold	102	90	108	52	1,520
Operating expenses — gross	33,410	26,116	59,764	37,006	101,324
sanofi-aventis reimbursement	—	—	—	(6,090)	(43,292)
Operating expenses — net	33,410	26,116	59,764	30,916	58,032

Gain on forgiveness of debt	—	—	—	1,297	11,495
Amortization of deferred financing costs and debt discount	(11,229)	—	—	—	—
Fair value — conversion feature liability	(460,000)	—	—	—	—
Fair value — warrant liability	(2,000)	—	—	—	—
All other (expense)/income-net	(1,435)	836	1,454	502	(147)
Loss before income taxes	(507,813)	(24,790)	(57,710)	(2,584)	(33,589)
Income tax benefit	1,975	1,470	929	381	904
Net loss	$(505,838)	$(23,320)	$(56,781)	$(2,203)	$(32,685)
Net loss per basic and diluted common share *	$(455.09)	$(39.36)	$(125.88)	$(6.42)	$(122.87)

Shares used in computing net loss per basic and diluted common share*	1,112	592	451	343	266

*	all figures have been retroactively adjusted to reflect a 1-for-50 reverse stock split effected in June 2009.

	At December 31, (in thousands)
	2008	2007	2006	2005	2004
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$4,908	$7,813	$29,496	$21,282	$42,247
Working capital (deficit)	(5,220)	877	12,682	11,703	(4,269)
Total assets	12,693	29,293	51,778	27,386	50,532
Total stockholders’ equity (deficit)	(4,864)	2,931	14,642	15,697	1,752